EXHIBIT 10.22

AGREEMENT AND PLAN OF MERGER

by and among

Concentra Operating Corporation, a Nevada corporation

Island Acquisition Corp.,

a Delaware corporation and a wholly owned subsidiary of Buyer

and

Beech Street Corporation, a Delaware corporation

Dated: August 2, 2005

i

5.9	Employee Benefit Plans	11

5.10	Intellectual Property	13

5.11	Owned Property; Beech Facilities	14

5.12	Environmental Matters	14

5.13	Permits	15

5.14	Violations/Condemnation	15

5.15	Taxes	16

5.16	Labor Matters	17

5.17	Health Care Matters	18

5.18	Interested Party Transactions	19

5.19	Insurance	19

5.20	Title to Assets	19

5.21	Receivables	20

5.22	Customers and Suppliers	20

5.23	Compliance with Laws	20

5.24	Federal Healthcare Programs	21

5.25	Exclusion	21

5.26	Billing	21

5.27	Licenses	21

5.28	Deferred Payments and Letter of Credit Obligations	22

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER		22

6.1	Conduct of Business Pending the Merger	22

6.2	Conduct of Business of Buyer Sub	23

6.3	Compensation Plans	23

6.4	Legal Conditions to Merger	24

6.5	Notification; Updates to Disclosure Schedule	24

6.6	Bank Accounts	25

6.7	No Solicitation	25

6.8	Financial Statements; Financing Assistance	26

6.9	Debt Payment	27

ARTICLE VII ADDITIONAL AGREEMENTS		27

7.1	Access and Information	27

7.2	Stock Options, Warrants, Convertible Securities and Other Agreements	28

ii

7.3	Director and Officer Indemnification; Change of Control	28

7.4	Public Announcements	28

7.5	Expenses	28

7.6	Additional Agreements	29

7.7	Confidentiality	29

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		30

8.1	Conditions to Both Beech’s and Buyer’s Obligation to Effect the Merger	30

8.2	Conditions to Obligation of the Companies to Effect the Merger	30

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		31

9.1	Termination	31

9.2	Effect of Termination	31

9.3	Amendment	32

9.4	Waiver	32

ARTICLE X SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		32

10.1	Survival; Indemnification	32

10.2	Indemnification by Buyer and the Surviving Corporation	35

10.3	Procedure	35

10.4	Contest; Challenge	36

10.5	Sole Remedy	36

ARTICLE XI GENERAL PROVISIONS		37

11.1	Brokers	37

11.2	Notices	37

11.3	Descriptive Headings	38

11.4	Entire Agreement; Assignment	38

11.5	Governing Law	38

11.6	Parties in Interest	38

11.7	Counterparts	38

11.8	Validity	38

11.9	Investigation	38

11.10	Consents	38

11.11	Post-Closing	38

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this “Agreement”), by and among Concentra Operating Corporation, a Nevada corporation (“Buyer”), Island Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Buyer Sub”), and Beech Street Corporation, a Delaware corporation (“Beech”). The parties hereto are sometimes hereinafter referred to collectively as the “Companies.” Buyer Sub and Beech are sometimes hereinafter referred to collectively as the “Constituent Corporations,” or individually as a “Constituent Corporation.”

WHEREAS, the respective boards of directors of the Companies deem it advisable and in the best interests of their respective stockholders that Buyer acquire Beech by the merger of Buyer Sub with and into Beech upon the terms and subject to the conditions set forth herein (the “Merger”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of the Merger, Buyer Sub shall be merged with and into Beech, with Beech being the surviving corporation in such Merger (the “Surviving Corporation”) and the separate existence of Buyer Sub shall thereupon cease. The Merger shall have the effects set forth in the Delaware General Corporation Law (“GCL”). Immediately following the Effective Time of the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Buyer.

1.2 Effective Time of the Merger. The Merger shall become effective upon the completion of the filing of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in Article VIII. When used in this Agreement, the term “Effective Time” with respect to the Merger shall mean the date and time at which such Certificate of Merger is successfully filed with the Secretary of State of the State of Delaware.

ARTICLE II

BUYER AND THE SURVIVING CORPORATION

2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Buyer Sub as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation of the Merger.

2.2 Bylaws of the Surviving Corporation. The Bylaws of Buyer Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.3 Directors and Officers of the Surviving Corporation.

(a) The directors of Buyer Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

(b) The officers of Buyer Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

ARTICLE III

EXCHANGE OF SHARES

3.1 Disposition of Constituent Corporation Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) The shares of Buyer Sub common stock which shall be outstanding immediately prior to the Effective Time of the Merger shall be converted into a number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of Buyer Sub then outstanding.

(b) Each share of common stock of Beech held in the treasury of Beech or by any subsidiary of Beech and each such Beech share held by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no consideration shall be given in exchange therefor.

(c) Each share of Beech Series A voting common stock, $0.001 par value, outstanding immediately prior to the Effective Time (taking into account any shares, warrants or options that are vested or accelerated as a result of the Merger or the transactions contemplated hereby and exercised immediately prior to the Merger, but other than shares held by Beech, Buyer, Buyer Sub or any other subsidiary of Buyer or Beech, which shall be canceled as set forth in Section 3.1(b) above) (“Series A Shares”) and each share of Beech Series B nonvoting common stock, $0.001 par value, outstanding immediately prior to the Effective Time (taking into account any shares, warrants or options that are vested or accelerated and exercised as a result of the Merger or the transactions contemplated hereby and exercised immediately prior to the Merger, but other than Series B Shares held by Beech, Buyer, Buyer Sub or any other subsidiary of Buyer or Beech, which shall be canceled as set forth in Section 3.1(b) above) (“Series B Shares,” and together with the Series A Shares, the “Shares,”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an aggregate amount in cash equal to the Purchase Price (as defined in Section 3.5)

divided by the sum of (i) the number of Series A Shares, plus (ii) the number of Series B Shares, such amount payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share in accordance with Section 3.3 of this Agreement; provided that an amount equal to seven and one-half percent (7.5%) of the Purchase Price (the “Indemnification Escrow Payment”) shall be held by an escrow agent to be mutually agreed by the parties (the “Escrow Agent”) as provided for in Section 10.1(c) hereof.

3.2 Treatment of Stock Options and Warrants. Beech shall cause all issued and outstanding warrants, options or other similar rights (the “Options”) to acquire shares or capital stock or other equity securities of Beech (the “Option Shares”) to be canceled, exercised or terminated as of the Closing Date and immediately prior to the Effective Time. Buyer is not assuming or replacing any Options that have been granted by Beech under the Beech Street Corporation 1999 Stock Incentive Plan (the “1999 Stock Plan”) or otherwise.

3.3 Exchange of Beech Shares.

(a) Immediately following the Effective Time, each record holder (a “Stockholder”) of any certificate or certificates representing Shares (the “Certificates”) shall be entitled to surrender his or her Certificates to the Buyer for cancellation in exchange for the payment of such Stockholder’s pro rata portion of the Purchase Price less his or her pro rata portion of the Indemnification Escrow Payment less to the extent applicable any amounts required to be withheld under any provision of federal, state, local or foreign law with respect to Taxes (as defined in Section 5.15(k)), and Buyer hereby agrees to cause such amount to be paid to such person at such time. If any Stockholder shall fail to surrender his or her Certificates immediately following the Effective Time, the Buyer shall send to such Stockholder notice of the Merger and instructions for use in effecting the surrender of the Certificates in exchange for the payment hereunder, and the holder of such Certificate shall be entitled to receive in exchange therefor solely such Stockholder’s pro rata portion of the Purchase Price, less his pro rata portion of the Indemnification Escrow Payment if such escrowed amount has not already been released in accordance with this Agreement, and less to the extent applicable any amounts required to be withheld under any provision of federal, state, local or foreign law with respect to Taxes, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued for the benefit of the Stockholders on the consideration payable upon the surrender of the Certificates. It shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.

(b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Beech shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for payment, they shall be canceled and exchanged for the consideration in accordance with the procedures set forth in this Section 3.3.

(c) At or prior to the Effective Time of the Merger, Buyer shall deliver irrevocably to the Escrow Agent immediately available funds in an aggregate amount equal to the Indemnification Escrow Payment. As provided in Section 10.1(c) hereof, the Indemnification Escrow Payment shall be held in escrow (the “Indemnification Escrow”) and invested by the Escrow Agent. Income and earnings therefrom shall become funds of the

Indemnification Escrow to be disbursed as provided in Section 10.1(f) and (g) of this Agreement and in the Escrow Agreement.

3.4 No Further Rights in Beech Shares. All cash, or cash equivalents, received by any Stockholders pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Stockholders’ Shares. At the Effective Time of the Merger, the record holders of the Certificates shall cease to have any rights with respect to shares (other than such rights as they may have as dissenting Stockholders under the GCL), and their sole right shall be to receive their pro rata share of the Purchase Price in accordance with Section 3.3(a) above. Dissenting Stockholders shall have the rights accorded by the GCL.

3.5 The Purchase Price. The aggregate merger consideration (the “Purchase Price”) for all outstanding Beech Shares shall be a cash amount equal to One Hundred Sixty Five Million Dollars ($165,000,000).

3.6 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster, LLP, 19900 MacArthur Blvd., Twelfth Floor, Irvine, CA 92612 at 9:00 a.m., local time, on the first business day (the “Closing Date”) after the later of (x) September 30, 2005, or (y) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the Companies shall otherwise agree.

(a) At the Closing, Beech shall deliver to Buyer the following:

(i) Resolutions. Copies of resolutions of directors of Beech certified by a Secretary, Assistant Secretary, or other appropriate officer of Beech, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and copies of resolutions of the meeting of stockholders of Beech (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of Beech, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(ii) Share Certificates. Certificates duly endorsed in blank or accompanied by appropriate stock powers.

(iii) Resignations. Resignations of certain officers and all directors of Beech, which Buyer shall request in writing prior to the Closing.

(iv) Books and Records. All minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of Beech and its subsidiaries, if not already located on the premises of Beech or its subsidiaries;

(v) Consents and Approvals. Evidence reasonably satisfactory to Buyer confirming that the applicable waiting periods, if any, under the HSR (as defined in Section 4.3) shall have expired or been terminated, and that Beech shall have received all other governmental and third party consents necessary to consummate the transactions contemplated by this Agreement;

(vi) Bylaws. A certified copy of the Beech’s Bylaws, with all amendments thereto, dated as of the Closing Date; and

(vii) Officer’s Certificate. A Beech certificate relating to the representations and warranties and performance of obligations of Beech referred to in Section 8.2(b)(iv).

(viii) Termination of Agreements. Evidence reasonably satisfactory to Buyer confirming that Beech has terminated the agreements referenced in Sections 6.1(e)(ii), (iii) and (iv).

(ix) Paid Time Off Information. A list of all employees with accrued paid time off as of the Closing, which list shall set forth how much paid time off has accrued to each such employee as of the Closing.

(b) At the Closing, Buyer shall deliver to the Stockholders the aggregate Purchase Price, less the amount of the Indemnification Escrow Payment in accordance with Section 3.3.

(c) At the Closing, Buyer shall deliver to Escrow Agent the aggregate Indemnification Escrow Payment by wire transfer of immediately available funds to the financial institution identified by Escrow Agent in accordance with Section 3.3 hereof.

(d) At the Closing, Buyer shall deliver to Beech copies of resolutions of the directors of Buyer and Buyer Sub certified by a Secretary, Assistant Secretary, or other appropriate officer of Buyer, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(e) At the Closing, Beech shall deliver to UBS Securities LLC the fee payable under that certain Letter Agreement dated May 1, 2005, between Beech and UBS Securities LLC.

(f) At the Closing, Beech shall deliver to Morrison & Foerster LLP and Ropes & Gray LLP all amounts payable with respect to services through the Closing Date.

3.7 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

3.8 Tax Withholding. Each of the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Stockholders pursuant to this Agreement any amounts that the Surviving Corporation or Buyer is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Buyer withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of which the Surviving Corporation or the Buyer made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As used in this Agreement, (i) the term “Material Adverse Effect” means any change in or effect on a party or any of its subsidiaries that individually or in the aggregate is materially adverse to the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole, or is reasonably likely to materially and adversely affect the ability of such party to conduct its business in the manner in which it is currently conducted or is reasonably likely to affect its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby, or results in Beech or its subsidiaries losing any license, permit or other authorization necessary to permit Beech and its subsidiaries to lawfully conduct and operate their businesses in substantially the manner they currently conduct and operate such businesses and to permit Beech and its subsidiaries to own and use their assets in substantially the manner in which they currently own and use such assets, (ii) the word “subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries, and (iii) the term “Knowledge” shall mean the actual knowledge of the applicable party’s executive officers after reasonable inquiry.

Buyer and Buyer Sub represent and warrant to Beech as of the date hereof, except as disclosed to Beech in writing prior to the execution of this Agreement, as follows:

4.1 Organization. Each of Buyer and Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted, or in the case of Buyer Sub presently proposed to be conducted, and to own all of its properties and assets. Buyer is duly qualified as a foreign corporation to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

4.2 Authority Relative to this Agreement. Each of Buyer and Buyer Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Buyer Sub and the consummation by each such company of the transactions contemplated hereby have been duly authorized by the respective boards of directors of Buyer and Buyer Sub and this Agreement and each of the transactions contemplated hereby has been approved by the Buyer as the sole stockholder of Buyer Sub, no other corporate proceedings on the part of either such company are necessary to approve this Agreement or the transactions contemplated hereby and this Agreement constitutes the valid and binding obligation of Buyer and Buyer Sub, enforceable against each in accordance with the Agreement’s terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Consents and Approvals; No Violations. Except for applicable requirements of state or foreign laws relating to takeovers, state securities or blue sky laws, filings under the Hart Scott Rodino Antitrust Improvements Act of 1976 (“HSR”), as amended, and filing and recordation of a Certificate of Merger under the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer or Buyer Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer or Buyer Sub, nor the consummation by Buyer or Buyer Sub of the transactions contemplated hereby, nor compliance by Buyer or Buyer Sub with any of the provisions hereof, will (a) result in any breach of the Articles of Incorporation or Bylaws of either company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the acceleration or creation of any material lien, pledge or security interest or other encumbrance on assets under, or change any material rights or obligations under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Buyer or Buyer Sub is a party or by which any of them or any of their properties or assets may be bound, (c) violate any order, writ, injunction, judgment or decree applicable to Buyer or Buyer Sub or any of its or their properties or assets, or (d) violate any constitution, law, statute, rule or regulation applicable to Buyer or Buyer Sub or any of its or their properties or assets except in the case of clause (d) for violations, breaches or defaults that would not have a Material Adverse Effect.

4.4 Buyer Sub. Since the date of its incorporation, Buyer Sub has not and as of the Effective Time it will not have (a) conducted any business, (b) had assets other than the minimum statutory amount contributed by Buyer in exchange for its stock, (c) incurred liabilities other than an amount not exceeding Two Thousand Five Hundred Dollars ($2,500) representing fees and disbursements incurred in connection with incorporating and maintaining its corporation existence, or (d) made any distributions with respect to this stock or other payments except in satisfaction of liabilities referred to in clause (c) above.

4.5 Financial Capacity. Buyer has the capacity and financial capability to comply with and perform all of its covenants and obligations under this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BEECH

Beech and its subsidiaries (jointly and severally) represent and warrant to Buyer and Buyer Sub as of the date hereof, except as disclosed to Buyer in the disclosure schedule attached hereto (the “Disclosure Schedule”) or as provided in Section 6.5 hereof, as follows:

5.1 Organization. Each of Beech and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and to own all of its properties and assets. Each of Beech and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

5.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Beech is as set forth in Schedule 5.2 hereto. As of the date hereof, the number of Beech shares which are issued and outstanding is as set forth in Schedule 5.2 hereto. All of the issued and outstanding Beech shares are validly issued, fully paid and nonassessable and not subject to any lien, charge or encumbrance. Beech is not, and prior to the Effective Time will not become, a party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in, or convertible or exchangeable for, any additional capital stock or other equity securities of Beech not set forth on Schedule 5.2. All of such rights or options set forth on Schedule 5.2 will be exercised or terminated immediately prior to the Merger, and there will be no rights or options to purchase or acquire any rights in or convertible or exchangeable for any capital stock or other equity securities of Beech outstanding or in existence as of the Effective Time.

(b) As of the date hereof, (i) the authorized capital stock of each subsidiary of Beech is as set forth in Schedule 5.2 hereto, (ii) Beech owns 100% of the issued and outstanding capital stock or other equity interests in each of its subsidiaries, free and clear of all liens and encumbrances, and (iii) there are no contracts or obligations wherein any person has a right or option to purchase or acquire any rights in or convertible or exchangeable for any additional capital stock or other equity interests of any such subsidiaries of Beech, except in each case as set forth on Schedule 5.2.

(c) There is no plan providing any right or option to purchase or acquire any rights in, or convertible or exchangeable for, any capital stock or other equity securities of Beech other than the 1999 Stock Plan, a copy of which has been provided to Buyer. The terms and conditions of all award agreements granted under or pursuant to the 1999 Stock Plan are consistent with the terms and conditions of such plan.

5.3 Authority Relative to this Agreement. Beech has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Beech and the consummation by Beech of the transactions contemplated hereby have been duly authorized by the board of directors and the Stockholders of Beech, and no other corporate proceedings on the part of such company are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Beech, enforceable against it in accordance with the Agreement’s terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

5.4 Consents and Approvals; No Violations. Except for applicable requirements of state or foreign laws relating to takeovers, state securities or blue sky laws, filings under the HSR, and filing and recordation of a Certificate of Merger under the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary by Beech or any of its subsidiaries for the consummation by Beech of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Beech, nor the consummation by Beech of the transactions contemplated hereby, nor compliance by Beech with any of the provisions hereof, will (a) result in any breach of the Articles of Incorporation or Bylaws of Beech or of the organizational documents of any subsidiary of Beech, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the acceleration or creation of any material lien, pledge or security interest or other encumbrance on assets under, or change any material rights or obligations under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Beech or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (c) violate any order, writ, injunction, judgment or decree applicable to Beech or any of its subsidiaries or any of its or their properties or assets, or (d) violate any constitution, law, statute, rule or regulation applicable to Beech or any of its subsidiaries or any of its or their properties or assets except in the case of clause (d) for violations, breaches or defaults that would not have a Material Adverse Effect.

5.5 Financial Statements.

(a) Beech has furnished to Buyer Beech’s consolidated financial statements (consolidated balance sheets, consolidated statements of income, consolidated statements of the Stockholders’ equity and consolidated statements of cash flows) at and for each of the twelve- (12) month periods ended December 31, 2003, and December 31, 2004, and its financial statements at and for the six- (6) month period ended June 30, 2005 (collectively, the “Beech Financial Statements”). The Beech Financial Statements at and for the full year periods have been audited by Beech’s independent accountants. Each of the balance sheets (including the related notes) included in the Beech Financial Statements fairly presents in all material respects the consolidated financial position of Beech as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the consolidated results of operations and consolidated cash flows of Beech for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto. Neither Beech nor any of its subsidiaries has any liabilities or obligations of any kind, whether accrued, absolute, fixed, contingent or otherwise, required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) liabilities reflected on the consolidated balance sheet dated June 30, 2005, (ii) current liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, and (iii) liabilities incurred after the date hereof in accordance with the terms of this Agreement.

5.6 Absence of Certain Changes or Events. Other than as permitted under Sections 6.1 and 6.3, since June 30, 2005, neither Beech nor any of its subsidiaries has suffered a Material Adverse Effect, and neither Beech nor any of its subsidiaries has (a) redeemed, repurchased, acquired or disposed of any shares of its capital stock or other equity interests or granted any options, warrants or other rights to acquire or convert any obligation into any shares of its capital stock or other equity interests, (b) entered into any transaction with any officer, director, employee or any known relative thereof or any entity in which such person has an interest, except the payment of rent, salaries, wages and expense reimbursement in the ordinary course of business at the same levels in effect prior to such date, (c) borrowed any amount or incurred or assumed any obligation or liability (contingent or otherwise), except for (i) this Agreement, (ii) normal trade and other obligations incurred in the ordinary course of business consistent with past practice and (iii) obligations under contracts, agreements and leases, the performance of which has not and will not, individually or in the aggregate, have a Material Adverse Effect on Beech, (d) discharged or satisfied any lien or other encumbrance or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice or as contemplated by this Agreement, (e) mortgaged, pledged or subjected to any lien or other encumbrance any of its assets (whether tangible or intangible), (f) sold, assigned, transferred, conveyed, leased or otherwise dispose of or agreed to sell, lease or otherwise dispose of any of its assets except for sales of inventory or other assets in the ordinary course of business consistent with past practice or as contemplated by this Agreement, (g) canceled or compromised any debt or claim, except in the ordinary course of business consistent with past practice, (h) waived or released any rights, except for waivers or releases made in the ordinary course of business consistent with past practice, (i) made any capital expenditures in excess of One Hundred Thousand Dollars ($100,000), or entered into any commitments therefor, (j) suffered any casualty loss or damage, whether or not covered by insurance, or any adverse ruling, judgment or award, whether or not amounts were reserved on Beech’s books, (k) lost any employees, distributors, dealers, manufacturers representatives, customers or supplies, the loss of which, individually or in the aggregate, has had, or is expected to have, a Material Adverse Effect on Beech, (l) made any distributions of property (other than cash) with respect to its capital stock, (m) increased the compensation of or paid a bonus to any of its officers, directors or employees or changed the benefits plans, welfare plans, compensation plans or similar plans available to any such persons, (n) modified, amended or terminated any existing material contract, obligation or agreement, (o) changed its accounting principles or methods, or (p) except as otherwise provided herein, entered into any other transaction, contract or commitment other than in the ordinary course of business or with respect to any of the foregoing.

5.7 Litigation. As of the date of this Agreement, (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to Beech’s Knowledge, threatened against or involving Beech or any of its subsidiaries, or any of its or their properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Beech or any of its subsidiaries or to which any of its or their properties or rights are subject; and (c) neither Beech nor any of its subsidiaries is in violation of any term of any judgments, decrees, injunctions or orders outstanding against it or to which any of its properties or rights are subject.

5.8 Contracts.

(a) Each of the contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings to which Beech or any of its subsidiaries is a party that relates to or affects the assets or operations of Beech or such subsidiary or to which Beech or its subsidiaries or its or their assets or operations may be bound or subject is a valid and binding obligation of Beech or such subsidiary and in full force and effect, except for where the failure to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, there are no existing defaults by Beech or any of its subsidiaries thereunder or, to the Knowledge of Beech, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Beech or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

(b) As of the date of this Agreement, neither Beech nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on sixty (60) days’ or less notice involving the payment of more than Two Hundred Thousand Dollars ($200,000) per annum, (ii) joint venture agreement, partnership agreement, limited liability company agreement or similar agreement, (iii) noncompetition or similar agreement that restricts it from engaging in any line of business, (iv) agreement with any of its directors, executive officers or other employees the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Beech of the nature contemplated by this Agreement and which provides for the payment of in excess of Two Hundred Thousand Dollars ($200,000), (v) agreement with respect to any of its executive officers or employees providing any term of employment beyond one year or compensation guaranty in excess of Two Hundred Thousand Dollars ($200,000) per annum, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

5.9 Employee Benefit Plans.

(a) Schedule 5.9 of the Disclosure Schedule sets forth (i) each “employee benefit plan,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) each stock option, stock purchase, deferred compensation, bonus, vacation plan or arrangement; and (iii) each other employee fringe benefit plan or arrangement that is currently maintained, or otherwise contributed to by Beech and its subsidiaries, or any other person or entity that, together with Beech or its subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), (each, an “ERISA Affiliate”) for the benefit of the current and/or former employees of Beech or its subsidiaries, including any such employees who are employed outside the United States (“Beech Employees”), and with respect to which Buyer could have any liability (collectively, “Beech Benefit Plans”). Schedule 5.9 of the Disclosure Schedule further sets forth each employment, severance, change in control or consulting agreement maintained by Beech or an ERISA Affiliate for the benefit of any Beech Employees or individuals who had or have an independent contractor relationship with Beech or any ERISA Affiliate (collectively, “Beech Services Agreements”). Copies of the following have been made available to Buyer: (1) each Beech Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Beech Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description for each Beech Benefit Plan for which such a summary plan description is required by applicable law; (4) the most recent Internal Revenue Service determination, notification, or opinion letter received with respect to each applicable Beech Benefit Plan, and (5) each trust agreement or annuity contract in effect as of the date hereof and relating to any Beech Benefit Plan.

(b) Neither Beech nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to (or been obligated to contribute to) within the six (6) calendar years preceding the Closing Date, any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or any welfare benefit plan which provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA (or comparable state law).

(c) Each Beech Benefit Plan has been administered in substantial compliance with its terms and with applicable law, including ERISA and the Code, and to Beech’s Knowledge there are no investigations, legal proceedings or other claims, suits or threatened suits or proceedings against or involving any Beech Benefit Plan or asserting any rights or claims to benefits under any Beech Benefit Plan that could give rise to any liability (except claims for benefits payable in the normal operation of the Beech Benefit Plans).

(d) All contributions to, and payments from, the Beech Benefit Plans that may have been required to be made in accordance with their terms or any applicable collective bargaining agreement have been timely made.

(e) Each Beech Benefit Plan that is intended to qualify under Section 401(a) of the Code has been the subject of a determination, notification, or opinion letter from the Internal Revenue Service to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event has occurred that could reasonably be expected to result in the revocation of any such letter.

(f) In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Beech Benefit Plans or Beech Services Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G or 4999 of the Code.

5.10 Intellectual Property.

(a) Schedule 5.10(a) sets forth (i) all U.S. registered trademarks and service marks applications and renewals related thereto, all U.S. material unregistered trademarks and service marks, and all domain names of Beech or its subsidiaries used in its or their business as currently conducted; (ii) all U.S. copyright registrations and applications of Beech and its subsidiaries related thereto, and all U.S. material unregistered copyrights of Beech and its subsidiaries; (iii) all U.S. patents and patent applications of Beech and its subsidiaries; and (iv) all agreements pursuant to which Beech or any of its subsidiaries has received or granted licenses with respect to any material Intellectual Property used in connection with, or relating to, its business as it is now being conducted. For the purposes of this Agreement, “Intellectual Property” shall mean U.S. patents, patent applications, trademarks and service marks (whether registered or unregistered), trademark and service mark applications, copyrights (whether registered or unregistered), copyright registration applications, and trade secrets.

(b) Neither Beech nor any of its subsidiaries has transferred ownership of any of its Intellectual Property to any third party.

(c) Beech and each of its subsidiaries owns, licenses or has valid and marketable title in and rights to, all the Intellectual Property owned, used by, or necessary for the conduct of its business as it is now being conducted, free and clear of liens.

(d) To Beech’s Knowledge, Beech’s business and the business of each of its subsidiaries as it is now being conducted does not infringe or misappropriate, nor has Beech or any of its subsidiaries received any notice of any actual or alleged infringement or misappropriation by Beech or any of its subsidiaries, of any Intellectual Property owned or used by any third party. To Beech’s Knowledge, no third party is infringing or misappropriating, and no Intellectual Property owned or used by any third party infringes or misappropriates, any Intellectual Property owned or used by Beech or any of its subsidiaries.

(e) Beech and each of its subsidiaries has taken all reasonable measures and precautions necessary to protect and preserve its ownership of, and to protect the confidentiality of, its Intellectual Property.

(f) All current and former employees and consultants of Beech and each of its subsidiaries who have contributed to or participated in the conception and development of its Intellectual Property either (i) are employees who have been party to a “work-for-hire” arrangement or agreement with Beech or the applicable subsidiary, in accordance with applicable federal and state law, that has accorded Beech or the applicable subsidiary full, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Beech or the applicable subsidiary as assignee that have conveyed to Beech or such subsidiary full and exclusive ownership of all tangible and intangible property thereby arising.

(g) Neither this Agreement nor any transactions contemplated by this Agreement will result in the granting by Beech or any of its subsidiaries of any rights or licenses with respect to its Intellectual Property to any third party pursuant to any contract to which Beech or any of its subsidiaries is a party.

5.11 Owned Property; Beech Facilities.

(a) Neither Beech nor any of its subsidiaries owns any real property.

(b) Schedule 5.11 sets forth, by address, owner and usage, a true and complete list of all real property agreements (including any amendments thereto) (the “Real Property Leases”) pursuant to which Beech or any of its subsidiaries leases, subleases or otherwise occupies any plants, offices, warehouses, improvements, administration buildings and all other property (the “Beech Facilities”). Each of the Real Property Leases is in full force and effect. Beech has provided a copy or made available to Buyer complete and accurate copies of each Real Property Lease, and none of the leases has been modified in any material respect. Pursuant to the Real Property Leases, Beech or its subsidiary has validly existing and enforceable leasehold, subleasehold or occupancy interests in the property leased thereunder in each case free from defaults and events which with the passage of time would constitute a default.

(c) Neither Beech nor any of its subsidiaries uses or is required to maintain any fixtures, furniture, improvements, machinery or equipment in its business which it does not own or lease. All items of fixtures, furniture, improvements, machinery and equipment used by Beech or any of its subsidiaries are in the possession or under the control of Beech or its subsidiary and are located at one of the places of business of Beech or its subsidiary. All items of such fixtures, furniture, improvements, machinery and equipment have been constructed in workmanlike order, are adequate and suitable to allow the business of Beech and its subsidiaries to be operated in the ordinary course of business as currently conducted, and are in good operating condition free from defects or damage which would render them unfit for their continued use in the manner in which they are presently used, except for defects or damage which individually or in the aggregate, would not have a Material Adverse Effect on Beech.

5.12 Environmental Matters.

(a) For the purposes of this Agreement, (i) the term “Environmental Laws” shall mean all federal, foreign, state and local laws (including common law), ordinances, restrictions, licenses, rules, regulations and permit conditions relating to pollution or environmental protection, occupational health and safety, or the spill, disposal or release of Hazardous Materials, including but not limited to the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act or other U.S. or foreign federal, state, province, or local laws of similar effect, each as amended as of the Effective Time, and (ii) the term “Hazardous Materials” shall mean any compound, waste, material, pollutant, contaminant or substance that is classified as hazardous, toxic or words of similar import, or is otherwise regulated under or subject to liability by any Environmental Law or by any governmental agencies, including but not limited to petroleum or petroleum products.

(b) (i) Throughout the period of the ownership or operation of the Beech Facilities by Beech or its subsidiaries, neither Beech nor any of its subsidiaries has received or to its Knowledge been threatened with any written notices, directives, violations, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the Beech Facilities or the acts or omissions of Beech or any of its subsidiaries have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and no such notices, directives, violation reports, actions, claims or allegations exist or are pending; (ii) the Beech Facilities and the business operated by Beech and each of its subsidiaries are in compliance with all applicable Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect on Beech; (iii) no underground storage tanks either are or have been present at any of the Beech Facilities; and (iv) no friable asbestos containing material or polychlorinated byphenyls (PCBs) either are or have been present at or on any of the Beech Facilities.

(c) To Beech’s Knowledge, (i) there has been no spill, discharge, release, cleanup or contamination of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by Beech or any of its subsidiaries at any of the Beech Facilities; (ii) neither Beech nor any of its subsidiaries has treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; and (iii) Beech and each of its subsidiaries holds all necessary permits, licenses, approvals and consents to conduct its business as currently being conducted and are not in violation of any condition of any such permit, license or consent.

5.13 Permits. Beech and each of its subsidiaries has all permits necessary to operate the Beech Facilities and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued after the Closing in order to permit Beech or its subsidiaries following the Merger to continue to operate the Beech Facilities, other than any such permits which are ministerial in nature or the absence of which would not have a Material Adverse Effect with respect to the Surviving Corporation. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained.

5.14 Violations/Condemnation. Neither Beech nor any of its subsidiaries has received, with respect to any Beech Facility, any written notice of default or any written notice of noncompliance with respect to applicable state, federal and local laws and regulations relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which could have a Material Adverse Effect. There is no pending, or to the knowledge of Beech, threatened condemnation or other governmental taking of any of the Beech Facilities.

5.15 Taxes.

(a) Beech and each of its subsidiaries has timely filed, or will timely file, all Tax Returns required to be filed before the Closing Date (and has timely paid or will timely pay any Taxes due thereon) and all such Tax Returns were prepared (or will be prepared) in compliance with applicable laws and are true, correct and complete in all respects. All Tax withholding and deposit requirements imposed on or with respect to Beech and its subsidiaries have been satisfied in full and in all respects.

(b) There are no ongoing audits, examinations, assessments, deficiencies or claims against Beech or any of its subsidiaries for Taxes, and to the Knowledge of Beech, no notice of any potential review, audit, examination assessment, deficiency or claim against Beech or any of its subsidiaries for Taxes, whether pending or threatened, has been received. Neither Beech nor any of its subsidiaries has waived or extended the statute of limitations with respect to the collection or assessment of any Tax. There are no liens for Taxes upon the assets or properties of Beech or its subsidiaries except for statutory liens for Taxes not yet due and payable.

(c) Beech has been a validly electing “S corporation,” within the meaning of Section 1361(a) of the Code, since January 1, 2005, and will continue to be a validly electing S corporation until terminated by reason of the transactions contemplated by this Agreement.

(d) Neither Beech nor any of its subsidiaries (i) is or has ever been liable for, or taken any action that has or would result in the imposition or incurrence of any liability for, any Tax under Section 1374 of the Code or any similar state or local Tax law or (ii) will become liable for any Tax under Section 1374 of the Code or any similar state or local law as a result of the transactions contemplated by this Agreement.

(e) None of Beech or any of its subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (ii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iii) the cash method of accounting, (iv) any prepaid amount received on or prior to the Closing Date; or (v) any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision or any similar provision of state, local or foreign Tax law) or any adoption or change in any of its accounting methods for Tax purposes.

(f) The unpaid Taxes of Beech and its subsidiaries, whether or not assessed or disputed, (i) did not, as of the date thereof, exceed the total amounts reserved as liabilities for taxes in the Beech Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Beech and its subsidiaries in filing their Tax Returns. Since the date of the Beech Financial Statements, neither Beech nor any of its subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither Beech nor any of its subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any person (other than any of Beech and its subsidiaries). Neither Beech nor any of its subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement or similar contract, agreement or arrangement.

(h) There is no contract, agreement, plan or arrangement covering any person that, individually in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by Beech or any of its subsidiaries, as the case may be, by reason of Section 280G of the Code (or any similar provision of state, local or foreign law).

(i) Each of Beech and its subsidiaries has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law). None of Beech or any of its subsidiaries has engaged in any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder or that could be subject to Section 6111 of the Code, Section 6112 of the Code, or the Treasury Regulations thereunder. Neither Beech nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Beech and each of its subsidiaries have withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

(k) For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other governmental entity or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

5.16 Labor Matters.

(a) There are no claims, disputes, or controversies pending or, to Beech’s Knowledge, threatened between Beech or any of its subsidiaries and any of its or their present or former employees.

        (b) Neither Beech nor any of its subsidiaries is a party to or bound by any collective bargaining agreements. There is no labor union organizing or election activity pending or, to Beech’s Knowledge, threatened with respect to the employees of Beech or any of its subsidiaries. Neither Beech nor any of its subsidiaries has suffered or sustained any strike, slowdown, or work stoppage and, to Beech’s Knowledge, no strike, slowdown, or work stoppage is threatened by the employees of Beech or any of its subsidiaries.

        (c) Beech and each of its subsidiaries has complied in all material respects, and is presently in compliance in all material respects, with all legal requirements related to the employment of its or their employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, occupational health and safety, and workers’ compensation.

        (d) Neither Beech nor any of its subsidiaries has any contracts, agreements, plans or arrangements that entitle any of its or their employees to any severance, change of control, or “golden parachute” payments upon consummation of the Merger or termination of employment.

5.17 Health Care Matters.

        (a) Neither Beech nor any of its subsidiaries, nor any director, officer or employee of Beech or any of its subsidiaries (while acting in such capacity), nor any agent acting on behalf of or for the benefit of the foregoing, has actively and willfully engaged in any activities that are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a or 1820a-7b, or the regulations promulgated pursuant to such statutes or state or local statutes or regulations regulating payments for the referral of patients.

        (b) Except for noncompliance that would not have a Material Adverse Effect, Beech and each of its subsidiaries has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting its business and operations and is not in default under or in violation of any provision of any applicable federal, state or local law, regulation, rule or order.

        (c) Beech and each of its subsidiaries has filed copies of any of its contracts that are required to be filed under the laws described in the preceding section with applicable state authorities only to the extent required by law, except for failures to file that will not have a Material Adverse Effect.

        (d) In the event that any written communications have been received by Beech (or any of its subsidiaries) from any regulatory agency, whether federal, state or local, relating to the need for licensure, permits or registration for any PPO operations, including without limitation, developing networks of providers, receipt of fees from clients/customers in exchange for access to the network, paying brokers for introducing potential customers/clients to Beech or any of its subsidiaries, providing utilization review/management services and receiving per member per month payment for such services, Beech represents and warrants that it and each of its subsidiaries has obtained the appropriate licenses, permits, registrations and authorizations recommended by such agency, except for recently enacted requirements as to which Beech or its subsidiary is diligently pursuing compliance or except where the failure to hold such license or permit or to be so registered would not in the aggregate have a Material Adverse Effect.

5.18 Interested Party Transactions.

        (a) No individual who is, or who has at any time been, an officer or director of Beech or any subsidiary of Beech, or member of the family of such individual (“Related Party”), has any direct or indirect interest of any nature (other than as a shareholder of Beech) in any asset used in or otherwise relating to the business of Beech or any of its subsidiaries;

        (b) no Related Party is indebted to Beech or any Beech subsidiary;

        (c) there is no current, pending or proposed agreement or other arrangement between Beech or any of its subsidiaries (other than as compensation to employees for services rendered) and any Related Party that is material to Beech or any such subsidiary, no Related Party has any direct or indirect financial interest in any contract, agreement, transaction or business dealing of any nature involving Beech or any Beech subsidiary that is material to Beech or any such subsidiary, and no such contract, agreement, transaction or business dealing of any nature is necessary to operate the business of Beech or any Beech subsidiary as it is currently conducted in all material respects; and

        (d) to Beech’s Knowledge, no Related Party is competing, directly or indirectly, with Beech or any Beech subsidiary in any market served by Beech or any such subsidiary.

5.19 Insurance. As of the date hereof, Beech and each of its subsidiaries is insured by insurers reasonably believed by Beech to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds insuring Beech or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. Schedule 5.19 attached hereto contains a complete and accurate list of each such insurance policy. As of the date hereof, there are no material claims by Beech or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

5.20 Title to Assets . Beech or its subsidiaries own, and have good, valid and marketable title to, all material assets they purport to own, including all assets reflected on the Beech consolidated balance sheet at June 30, 2005 (except for assets disposed of, accounts receivable collected or written down, or cash used by Beech since the date thereof in the ordinary course of business), all material assets acquired by Beech or its subsidiaries since the date of the Beech consolidated balance sheet at June 30, 2005, and all other material assets reflected in Beech’s books and records as being owned by Beech or its subsidiaries, free and clear of any encumbrances, except liens for current taxes and assessments not delinquent, purchase money security interests for related financing and statutory liens. In all material respects, such material assets are free of defects and deficiencies, in good condition and repair consistent with their age and intended use (ordinary wear and tear excepted), in compliance with and are being used in compliance with all applicable laws, and are adequate for the uses to which they are being put.

5.21 Receivables. All existing accounts receivable of Beech or any of its subsidiaries (including those reflected in the Beech consolidated balance sheet at June 30, 2005, that have not yet been collected and those arising after such date and not yet collected) represent valid obligations of customers of Beech and its subsidiaries arising from bona fide transactions entered into in the ordinary course of business, enforceable in accordance with their terms.

5.22 Customers and Suppliers. As of the date hereof, no customer that individually accounted for more than five percent (5%) of Beech’s gross revenues during the twelve- (12) month period ended December 31, 2004, has indicated to Beech or any of its subsidiaries that it will stop, or materially decrease the rate of, buying services or products of Beech or its subsidiaries, or has at any time on or after December 31, 2004, decreased materially its purchases of the services or products of Beech or its subsidiaries. No supplier or provider of health care services or of health care service providers has indicated that it intends to discontinue or otherwise terminate the availability or provision of such services for Beech or its subsidiaries where (a) such supplier or provider, or the health care service providers on behalf of whom such supplier or provider acts, represents all or a material part of the health care service providers under contract to Beech (and its subsidiaries) in one or more particular geographic areas and (b) Beech has not entered into comparable contracts or other arrangements with other health care providers in such areas, such that the discontinuation or termination by such supplier or provider could have a Material Adverse Effect.

5.23 Compliance with Laws.

        (a) Beech and its subsidiaries are, and for the applicable statute of limitations have been, in compliance in all material respects with any order, writ, injunction, judgment, decree, constitution, law, statute, rule or regulation applicable to Beech or any of its subsidiaries or to the conduct or operation of its or their business or to the ownership of its or their assets, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect.

        (b) No event has occurred or circumstances exist that (with or without notice or the lapse of time) is reasonably likely to (i) constitute a material violation by Beech or any of its subsidiaries of, or a material failure on the part of Beech or any of its subsidiaries to comply with, any order, writ, injunction, judgment, decree, constitution, law, statute, rule or regulation applicable to Beech or any of its subsidiaries or to the conduct or operation of its or their business or to the ownership of its or their assets, or (ii) give rise to any material obligation on the part of Beech or any of its subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        (c) Neither Beech nor any of its subsidiaries has received written notice or other communication from any governmental entity or other person regarding (i) any actual or alleged material violation of, or failure to comply in any material respect with, any order, writ, injunction, judgment, decree, constitution, law, statute, rule or regulation applicable to Beech or any of its subsidiaries or to the conduct or operation of its or their business or to the ownership of its or their assets, or (ii) any actual or alleged obligation on the part of Beech or any of its subsidiaries to undertake, or bear all or any portion of the cost of, any remedial action of any nature.

5.24 Federal Healthcare Programs. Neither Beech nor any of its subsidiaries participate in any federal healthcare program, including without limitation the Medicare and Medicaid programs.

5.25 Exclusion. Neither Beech nor any of its subsidiaries nor, to the Knowledge of Beech, any affiliate thereof, any person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. §1001.1001(a)(2)) in Beech or any of its subsidiaries of 5% or more or who has an ownership or control interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) in Beech or any of its subsidiaries, or any officer, director, employee, vendor or agent of Beech or any of its subsidiaries: (a) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (b) has been excluded from participation under any federal healthcare program; or (c) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

5.26 Billing. Beech has designed its internal policies and procedures to ensure that all billing by, or on behalf of, Beech or any of its subsidiaries to third-party payors, including, but not limited to, government entities and private insurance companies is, in the aggregate, true, correct and complete in all material respects. Neither Beech nor any of its subsidiaries has received any notice from any third-party payor that indicates that Beech and its subsidiaries could not continue to bill in substantially the same manner and structure as Beech and its subsidiaries are billing on the date hereof.

5.27 Licenses. Schedule 5.27 attached hereto contains a complete and accurate list of each material License that is owned, held or possessed by Beech or any Beech subsidiary. Each License listed or required to be listed on Schedule 5.27 is valid and in full force and effect. The “Licenses” listed in Schedule 5.27 collectively constitute all of the Licenses necessary to permit Beech and its subsidiaries to lawfully conduct and operate their businesses in substantially the manner they currently conduct and operate such businesses and to permit Beech and its subsidiaries to own and use their assets in substantially the manner in which they currently own and use such assets. Except as set forth on Schedule 5.27:

        (a) Beech and each Beech subsidiary is, and at all times has been, in compliance in all material respects with the terms and requirements of each License identified or required to be identified on Schedule 5.27, and to the Knowledge of Beech, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any License listed or required to be listed on Schedule 5.27; or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or nonrenewal of, or any modification to, any License listed or required to be listed on Schedule 5.27;

        (b) Neither Beech nor any Beech subsidiary has received any written notice or, to the Knowledge of Beech, other communication from any governmental entity or any other person regarding (i) any actual, alleged, possible or potential material violation of or material failure by Beech or any subsidiary to comply with any term or requirement of any License; or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any License; and

        (c) All applications required to have been filed for the renewal of the Licenses listed or required to be listed on Schedule 5.27 have been duly filed on a timely basis with the appropriate governmental entities, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis with the appropriate governmental entities; and to the Knowledge of Beech, there is no reason why any Licenses listed or required to be listed on the Schedule 5.27 and issued to Beech or any of its subsidiaries will not be reissued or transferred in the ordinary course if required as a result of the execution and consummation of this Agreement.

5.28 Deferred Payments and Letter of Credit Obligations. As of the Closing Date, Beech and its subsidiaries shall have no (a) deferred indebtedness or contingent payments associated with the payment of the purchase price of property or assets or prior company acquisitions, other than those related to the BestCare Agreement and (b) outstanding reimbursement obligation with respect to letters of credit other than those associated with Beech’s workers compensation insurance.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business Pending the Merger. Beech agrees that except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

        (a) The business of Beech and each of its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, including, without limitation, policies and practices relating to the collection of accounts receivable, the filing of Tax Returns and payment of applicable Taxes, and the payment of trade accounts payable, bonuses, commissions and other liabilities;

        (b) Neither Beech nor any of its subsidiaries shall (i) amend its Articles of Incorporation or Bylaws; or (ii) split, combine or reclassify any shares of its outstanding capital stock, declare, set aside or pay any dividend or other distribution payable in stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

        (c) Neither Beech nor any of its subsidiaries shall (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire, convert into or exchange for any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness, liability or obligation or any other liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for its businesses and properties; (vii) merge or consolidate with any other person, dissolve or liquidate, (viii) amend, modify or terminate (or fail to use reasonable efforts to renew or perform any obligations under) any existing material contract, agreement or obligation, (ix) make any settlement of or compromise any Tax liability, change in any respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting or amend any Tax Return or enter into any agreement, extension, waiver or transaction of the type described in Section 5.15(b), (e), (g), (h), or (i), including to waive or extend the statute of limitations in respect of Taxes or apply for any refund, or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (d) Beech and each of its subsidiaries shall use its best efforts to maintain its assets, preserve intact its business organization, retain its present officers and employees, timely perform all contractual obligations to which it is subject, keep in full force and effect its insurance policies, and preserve the goodwill of and maintain its relationships with its employees, suppliers, patients, payors and others having business relationships with it or its subsidiaries; and

        (e) Notwithstanding anything to the contrary herein, Beech shall be permitted to take the following actions: (i) pay cash dividends; (ii) terminate the consulting arrangement with Mulberry Street; (iii) terminate the lease of office space at 577 Mulberry Street, North Georgia; and (iv) terminate or transfer the Aircraft Lease Agreement N620S between Key Corporate Capital, Inc. and Beech Street Corporation, dated December 4, 2003 (the “Airplane Lease”).

6.2 Conduct of Business of Buyer Sub. During the period from the date of this Agreement to the Effective Time, Buyer Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.3 Compensation Plans. During the period from the date of this Agreement and continuing until the Closing Date, Beech agrees that, unless required as a result of a material adverse change in the coverage provided by a current third party provider or by an applicable law, rule or regulation, neither it nor any of its subsidiaries will, without the prior written consent of Buyer (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed in writing pursuant hereto) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between Beech or any of its subsidiaries and one or more of its or their officers, directors or employees (collectively, “Compensation Plans”), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer or employee, except for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement; provided, however, the parties acknowledge that Buyer intends to restructure the Bill Hale Employment Agreement.

6.4 Legal Conditions to Merger. Each of Beech and Buyer shall use commercially reasonable efforts (a) to take, or cause to be taken, all actions reasonably necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party’s reasonable opinion, be materially burdensome to such party or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger. Each Company will cooperate with and promptly furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them in connection with the foregoing.

6.5 Notification; Updates to Disclosure Schedule.

        (a) Prior to the Closing Date, Beech shall as promptly as reasonably practicable notify Buyer in writing of its Knowledge of:

                (i) the discovery by Beech of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Beech in this Agreement;

                (ii) any event, condition, fact or circumstance that occurs, arises or first exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Beech in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                (iii) any breach of any covenant or obligation of Beech; and

                (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely.

        (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.5(a) requires any change in a previously delivered disclosure schedule, or if any such event, condition, fact or circumstance would require such a change assuming the disclosure schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Beech shall as promptly as reasonably practicable deliver to Buyer an update specifying such change (a “Disclosure Schedule Update”). No such notice or update shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder, and Buyer shall be entitled to seek post-closing indemnification for damages arising from such breach (even if disclosed pursuant to Section 6.5(a)) as provided in Section 10.1 hereunder. If the event, condition, fact or circumstance disclosed by Beech to Buyer hereunder (together with any other conditions, facts or circumstances previously disclosed by Beech to Buyer pursuant to this Section 6.5) would cause or constitute a material breach of any representation or warranty made by Beech in this Agreement, Buyer shall have the right to terminate this Agreement within twenty (20) days of the receipt of any such update.

6.6 Bank Accounts. Beech shall take all actions necessary to remove existing signatories to all bank accounts of Beech and each of its subsidiaries as of the Effective Time, and to replace such signatories, effective as of the Effective Time, with individuals to be designated by Buyer at least five (5) days prior to the Effective Time.

6.7 No Solicitation.

        (a) Immediately after the execution of this Agreement, Beech shall terminate and cease, and shall cause its subsidiaries and its and their representatives to terminate and cease immediately, all solicitations, initiations, encouragements, activities, discussions and/or negotiations with any person other than Buyer with respect to any proposed, potential or contemplated Alternative Transaction. In addition, through the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of Beech or its subsidiaries shall, and Beech shall cause each of its subsidiaries and its or their representatives not to, (i) solicit, initiate, participate in or encourage the submission of any proposal or indication of interest relating to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or (iii) authorize, engage in or enter into any agreement, letter of intent or memorandum of understanding involving an Alternative Transaction or which could reasonably be expected to result in Beech or any of its subsidiaries abandoning, terminating or failing to consummate the transactions contemplated hereby. The Stockholder Representative shall promptly, but in no event later than 24 hours, notify Buyer, orally and in writing, of any proposal for an Alternative Transaction of which Beech, its subsidiaries, or its or their representatives may become aware (which notice shall state the identity of the person making the proposal, the beneficial owner(s) thereof (if any) and the material terms of such proposal and shall include a copy of any written proposal).

        (b) “Alternative Transaction” means, with respect to Beech and its subsidiaries, any transaction or series of related transactions involving (i) any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of all or any portion of Beech or any of its subsidiaries, (ii) any merger, consolidation, tender offer, share exchange or other similar transaction involving all or any portion of Beech or any of its subsidiaries, (iii) any sale, transfer or assignment, including by operation of law, of any of the material assets of Beech or any of its subsidiaries, other than sales of inventory or in the ordinary course of business, (iv) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, business combination or similar transaction involving all or any portion of Beech’s or its subsidiaries’ equity securities (other than upon exercise of Options), (v) any other transaction undertaken by Beech or its subsidiaries that could reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement, or (vi) any proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.8 Financial Statements; Financing Assistance.

        (a) As promptly as practicable (and in no event later than ten (10) business days) following each regular monthly accounting period subsequent to June 30, 2005 and prior to the Closing Date, Beech will deliver to Buyer periodic financial reports in the form which it customarily prepares for its internal purposes concerning Beech and its subsidiaries, and unaudited consolidated balance sheets with respect to Beech and its subsidiaries as of the last day of each such accounting period and related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the period then ended, together with notes thereto. Beech covenants that such interim financial statements (i) will present fairly the financial condition of Beech and each subsidiary as of their respective dates and the related results of their respective operations for the respective periods then ended and (ii) will be prepared on a basis consistent in all material respects with the Beech Financial Statements.

        (b) Prior to the Closing, Beech shall reasonably cooperate with Buyer and Buyer’s investment bankers, auditors and attorneys in connection with the financing of the transactions contemplated by this Agreement. Beech shall furnish to Buyer, as promptly as practicable, any additional financial statements (including with respect to subsequent periods) reasonably requested by Buyer, including (i) unaudited financial statements for the three (3) month period ended June 30, 2005 and (ii) any other financial statements required by, and meeting the requirements of, Regulation S-X under the Securities Act, or as otherwise approved by the SEC, for inclusion in a Registration Statement on Form S-1 relating to the businesses acquired by Buyer pursuant to this Agreement.

        (c) Without limitation of the foregoing clauses (a) and (b), prior to the Closing, Beech shall provide, and cause its subsidiaries and its and their respective accountants, investment bankers, advisors, counsel and other representatives to provide, reasonable cooperation to assist Buyer in consummating the financing necessary to consummate the transactions contemplated hereunder. Such cooperation shall include, without limitation, arranging for senior officers of Beech to provide reasonable and customary management and legal representations to auditors, to attend meetings with prospective lenders and investors in presentations or other meetings and due diligence sessions, and for employees and advisors of Beech to provide reasonable assistance with the Buyer’s preparation of business projections and financing documents.

6.9 Debt Payment. As of the Closing (taking into account the payments to be made under Sections 3.6(e) and (f)), Beech shall have cash and cash equivalents equal to or in excess of all Debt. “Debt” means, without duplication, the aggregate amount of (i) all indebtedness of Beech or any of the subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities or similar instruments for borrowed money, (ii) all obligations of Beech or any of the subsidiaries to pay rent or other payment amounts under a lease of real or personal property that is classified as a capital lease, (iii) all conditional sale obligations of and all obligations under any title retention agreements of Beech or any of the subsidiaries, (iv) any payment obligation of Beech or any of the subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) all indebtedness for borrowed money secured by any lien existing on property owned by Beech or any of the subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (vi) all guaranties, endorsements, assumptions and other contingent obligations of Beech or any of the subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by Beech or any of the subsidiaries, (vii) all other short-term and long-term liabilities of Beech or any of the subsidiaries for borrowed money, (viii) all change of control payments, bonuses or severance payments that are accelerated or owed as a result of the Merger or the consummation of the transactions contemplated hereby (excluding any amounts attributable to termination by Buyer or the Surviving Corporation of any person following the Merger, (ix) all payments owed for bonuses and sales commissions accrued by Beech or any of its subsidiaries as of the Closing Date but unpaid and (x) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement, other than any such premiums, penalties and payments owed to Bill Hale under the Bill Hale Employment Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access and Information. Beech shall afford to Buyer and to Buyer’s financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Closing Date to all of its and its subsidiaries’ books, records, properties, facilities, personnel commitments and records (including but not limited to tax returns) and, during such period, shall furnish promptly to Buyer all information concerning its and their business, properties and personnel as Buyer may reasonably request.

7.2 Stock Options, Warrants, Convertible Securities and Other Agreements. Any stock options, warrants, convertible securities or other contractual commitments to purchase or issue Beech shares or shares of any Beech subsidiary that are outstanding at the Effective Time shall be terminated as of the Effective Time.

7.3 Director and Officer Indemnification; Change of Control.

        (a) Buyer agrees that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of Beech (the “Indemnified Directors and Officers”) under the provisions existing on the date hereof of the Certificate of Incorporation, By-Laws and indemnification agreements of Beech shall survive the Effective Time for a period of six (6) years, and Buyer agrees to indemnify and advance expenses during such six- (6) year period to the Indemnified Directors and Officers to the full extent required or permitted under the provisions existing on the date hereof of Beech’s Certificate of Incorporation, By-Laws and indemnification agreements.

        (b) For a period of six (6) years after the Effective Time, Buyer shall maintain, with respect to claims arising from facts or events which occurred before the Effective Time, officers’ and directors’ liability insurance covering the Indemnified Directors and Officers who are currently covered (in their capacities as officers and directors) by Beech’s existing officers’ and directors’ liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance for so long as the annual premium in respect thereof is not in excess of 150% of the last annual premium paid by Beech prior to the date hereof (the “Current Premium”). If, during such six- (6) year period, Buyer determines that it is unable to maintain such liability insurance for a premium that is not in excess of 150% of the Current Premium, but maintains comparable liability insurance for persons who are directors and officers of Buyer or its affiliates, then Buyer may provide liability insurance to the Indemnified Directors and Officers for the remainder of such six- (6) year period on the same basis as Buyer maintains such liability insurance for persons who are then directors and officers of Buyer or its affiliates

        (c) Buyer acknowledges that the transactions contemplated under this Agreement will trigger a change of control under the Bill Hale Employment Agreement and that the Surviving Corporation will succeed to Beech’s obligations thereunder. The parties further acknowledge that Buyer intends to restructure the Bill Hale Employment Agreement without impacting the amount that Bill Hale is entitled to receive under the Bill Hale Employment Agreement as a result of the change of control triggered by the Merger.

7.4 Public Announcements. Each of Buyer and Beech agrees that it will obtain the approval of the other prior to issuing any press release with respect to the transactions contemplated by this Agreement or termination thereof and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby or termination thereof, except as may be required by law or any governmental agency.

7.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the cost of all filing fees to be paid in respect of any filings required by the HSR shall be shared equally by Buyer and Beech.

7.6 Additional Agreements.

        (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.4 hereof, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Companies shall take all such necessary action.

        (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.4 hereof, Buyer and Beech will cooperate with each other and use all commercially reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

(c) Each party will keep the other party apprised of the status of any inquiries made of such party by any governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

7.7 Confidentiality. All confidential information disclosed by any party to this Agreement to any other party to this Agreement in connection with the transactions contemplated hereby shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, except to the extent that (a) it may be disclosed to such other party, its lenders and potential lenders as well as to such other party’s and such lenders’ and potential lenders’ employees, accountants, financial advisors, and representatives in connection with the contemplated transaction so long as such lenders, potential lenders, employees, accountants, financial advisors and representatives agree to keep such information confidential, (b) it is or becomes generally available to the public other than as a result of a wrongful disclosure by a party receiving such confidential information hereunder, (c) it was readily available to the party receiving such information on a non-confidential basis prior to its disclosure hereunder, (d) it was already lawfully in the receiving party’s possession prior to its disclosure hereunder, (e) it becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party hereunder without violation of such source’s confidentiality agreement with the disclosing party or its representatives or of legal, fiduciary or ethical constraints on disclosure of such information, (f) it may be required by law, or (g) such duty as to confidentiality is waived by the other party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement for any reason. This Section 7.7 shall survive for three (3) years from the date hereof and shall replace any prior confidentiality agreements entered into by the parties hereto.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to Both Beech’s and Buyer’s Obligation to Effect the Merger. The respective obligations of Beech and Buyer to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by mutual agreement:

        (a) This Agreement and the transactions contemplated hereby shall have prior to signing been approved and adopted by the requisite vote of the Stockholders of Beech and the directors of Beech, each in accordance with applicable law.

        (b) No temporary, preliminary or permanent injunction or other order by or before any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been threatened or issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by or before any court or governmental authority which threatens, prohibits or restricts the consummation of the Merger. Other than the filing of a Certificate of Merger with the Secretary of State for the State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods (including under the HSR Act) imposed by, any governmental entity (all of the foregoing, “Consents”) which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation, Buyer and their subsidiaries, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

8.2 Conditions to Obligation of the Companies to Effect the Merger.

        (a) The obligation of Beech to effect the Merger shall be further subject to the following conditions: (i) Buyer shall satisfy all of the obligations under this Agreement required to be performed by Buyer at or prior to the Effective Time in all material respects, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties shall be true and correct) when made and at and as of the Effective Time as if made at and as of such time, and (iii) Buyer shall have provided a certificate, signed by an officer of Buyer stating that the conditions set forth in clauses (i) and (ii) of this Section 8.2(a) have been satisfied. These conditions may be waived by Beech.

        (b) The obligation of Buyer to effect the Merger shall be further subject to the following conditions: (i) Beech shall satisfy all of the obligations under this Agreement required to be performed by Beech at or prior to the Effective Time in all material respects, and (ii) the representations and warranties of Beech contained in this Agreement shall be true and correct in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties shall be true and correct) when made and at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, (iii) there shall have been no material adverse change in the business, financial condition or working capital of Beech and its subsidiaries, taken as a whole, other than changes related to this Agreement and the transactions contemplated hereby or general economic or industry changes not specific to Beech and its subsidiaries after the date hereof, and (iv) Beech shall have provided a certificate, signed by an officer of Beech stating that the conditions set forth in clauses (i), (ii), and (iii) of this Section 8.2(b) have been satisfied. These conditions may be waived by Buyer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the Stockholders of Beech:

        (a) By mutual written consent of Buyer and Beech.

        (b) By Buyer or Beech if the Merger shall not have been consummated on or before October 31, 2005, unless the failure of the Effective Time to occur by such date shall be due to (i) the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) the fact that the HSR waiting period has not expired by such date.

        (c) By either Buyer or Beech if there shall have been any material breach of a material obligation of the other; provided, however, that if such breach is curable, this Agreement may not be terminated unless such default shall have not been remedied within thirty (30) days after receipt by the defaulting party of notice in writing from the other Company specifying such breach and requesting that it be remedied; provided further that such thirty- (30) day period shall be extended for so long as the defaulting party shall be making diligent attempts to cure such default.

        (d) By Beech or Buyer, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

        (e) By Buyer pursuant to Section 6.5(b).

9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting pursuant to Section 6.5(b) or from a breach by a Company of this Agreement, there shall be no liability or obligation on the part of either of the Constituent Corporations or their respective officers or directors (except as set forth in this Section 9.2 and except for Section 7.7 and Article XI hereof, all of which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

9.3 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the Stockholders of Beech, but after any such approval, no amendment shall be made which alters the Purchase Price or which in any way materially adversely affects the rights of such Stockholders, without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

SURVIVAL OF REPRESENTATIONS

AND WARRANTIES; INDEMNIFICATION

10.1 Survival; Indemnification.

        (a) No representations, warranties or agreements to be made or performed on or prior to the Closing Date and contained herein shall survive beyond the Effective Time except that (i) the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 7.3, 7.4, 7.5, 7.6, 7.7, and 9.2 and Articles X and XI hereof shall survive beyond the Effective Time and (ii) the representations and warranties and other agreements of Buyer and Beech in this Agreement to be made or performed on or prior to the Closing Date shall survive beyond the Effective Time for one year following the Effective Time (the “Termination Date”).

        (b) The Surviving Corporation, Buyer, Buyer Sub and each of their officers, directors, employees, agents, representatives and affiliates (collectively, the “Indemnitees,” and individually each an “Indemnitee”) (subject to the terms and conditions of subparagraph (c) below) will be entitled to be indemnified and held harmless against and in respect of any claims, damages, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise), and reasonable legal fees and expenses (collectively, “Losses”) incurred or suffered by any Indemnitee, directly or indirectly caused by or arising out of or related to (i) any untruth, inaccuracy, error in, or breach of, any representation or warranty of Beech contained in this Agreement, when made or deemed to be made, (ii) any breach or nonfulfillment by Beech of any of its covenants, agreements or other obligations hereunder, (iii) any amounts becoming due and payable prior to the Termination Date for contingent payment obligations arising under the Share Purchase Agreement (“BestCare Agreement”) among Beech Street Corporation, BestCare Incorporated and Charles D. Calvi, Jr., dated as of September 10, 2004, or (iv) amounts paid by the Surviving Corporation on or prior to the Termination Date to former Beech employees upon termination of employment with the Surviving Corporation related to paid time off accrued as of the Closing and not utilized prior to such termination, determined on a first-in, first-out basis (i.e., oldest accrued time would be deemed to be used up first as time off is taken subsequent to Closing). The rights of the Indemnitees to indemnification under Section 10.1(b) shall be satisfied first out of the Indemnification Escrow pursuant to the terms of the Escrow Agreement described in subparagraph (c) below. All indemnification requests of the Indemnitees hereunder shall be made by or through Buyer. Notwithstanding anything to the contrary in this Article X, the reasonable legal fees and expenses of the Indemnitor shall be payable by the Indemnitor separate and apart from the Indemnification Escrow, and the reasonable legal fees and expenses of the Indemnitee with respect to a claim of indemnification or a demand for the creation of a reserve for any unliquidated claim shall be payable by the Indemnitor from the Indemnification Escrow, unless (x) the Representative objects to the claim or the demand, (y) an agreement between the Representative and the claiming Indemnitee is not reached, and (z) at arbitration, the arbitrators determine that no part of the Indemnification Escrow is to be delivered to the Indemnitee or is to be set aside in a reserve for any unliquidated claim.

        (c) By voting to approve this Agreement or by surrendering his or her Certificate(s) evidencing Beech shares at Closing, each Stockholder (other than Stockholders who have perfected dissenter rights under the GCL) agrees that an amount equal to seven and one-half percent (7.5%) of the Purchase Price shall be placed in the Indemnification Escrow provided for in an Escrow Agreement to be entered into, as of the Effective Time, between Buyer, Beech and the Escrow Agent, in the form of Exhibit “A” attached hereto. The Escrow Agent is hereby authorized from time to time to transfer all or any portion of the amounts so deposited in satisfaction of the indemnity obligation as contemplated in the Escrow Agreement.

        (d) If any Indemnitee shall have any liquidated claim of indemnification pursuant to subparagraph (b) above, it shall promptly request that Buyer give written notice thereof to the Representative (as defined in subparagraph (h) below) and the Escrow Agent, including a brief description of the facts upon which such claim is based and the amount thereof. Any Indemnitee may also request that Buyer provide written notice to the Representative and the Escrow Agent of any unliquidated claim of indemnification pursuant to subparagraph (b) above, including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim made by any Indemnitee for Losses that are unliquidated shall not be paid but funds equal to such claim shall be held in the Indemnification Escrow until such Losses are fully liquidated. Notwithstanding the foregoing, no amount will be delivered to an Indemnitee pursuant to a written claim notice (with respect to either a liquidated or unliquidated claim) pursuant to subparagraph (b) above unless and only to the extent that the aggregate amount of Losses sustained by the Indemnitees as a group and as to which written claim notices have been given (other than Indemnitee’s reasonable legal fees and expenses with respect to any such claim and Losses caused by a breach or nonfulfillment by Beech of any of its covenants, agreements, obligations, representations or warranties set forth in Sections 3.2, 5.2, 6.1(b), 6.1(c)(i)-(vii), 6.1(c)(ix), 6.3 or 6.9) exceeds One Million Dollars ($1,000,000) (taking into account any reduction of prior noticed claims resulting from the dispute resolution procedures of subparagraph (e) below) at which point the Indemnitees shall be entitled to receive the aggregate Losses in excess of One Million Dollars ($1,000,000). Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Stockholders for Losses under the Agreement shall not exceed an amount equal to (i) seven and one-half percent (7.5%) of the Purchase Price plus (ii), if the aggregate amount of all Losses indemnifiable by Stockholders (including, without limitation, the aggregate amount of Indemnitee’s total reasonable legal fees and expenses related thereto) exceeds seven and one-half percent (7.5%) of the Purchase Price, the lesser of (A) the total amount of such excess, or (B) the sum of (1) the aggregate amount of Indemnitee’s reasonable legal fees and expenses and (2) all Losses caused by a breach or nonfulfillment by Beech of any of its covenants, agreements, obligations, representations or warranties set forth in Sections 3.2, 5.2, 6.1(b), 6.1(c)(i)-(vii), 6.1(c)(ix), 6.3 or 6.9.

        (e) If the Representative shall notify the Escrow Agent in writing (within fifteen (15) days of delivery to the Escrow Agent by Buyer of a written notice of claim for indemnification) of his objection to a claim of indemnification or a demand for the creation of a reserve for any unliquidated claim (or the amount thereof), the Escrow Agent shall hold the disputed amount of funds in the Indemnification Escrow until the rights of the Beech Stockholders and the Indemnitees with respect thereto have been agreed upon between the Representative and the claiming Indemnitee. In the event such an agreement is reached, the claiming Indemnitee shall request Buyer to provide to the Escrow Agent a written notice signed by the Representative and the claiming Indemnitee in the form specified in the Escrow Agreement. If no such agreement has been reached, either the Indemnitee or the Representative may, not earlier than thirty (30) days after the date of the initial claim notice, submit the dispute to confidential, binding arbitration in Orange County, California before a panel of three arbitrators, one each to be selected by the Buyer and the Representative, and the third to be selected by the other two arbitrators, pursuant to the procedures and rules for commercial arbitration of the American Health Lawyers Association Alternative Dispute Resolution Service. The Escrow Agent may rely on the order or other determination of such arbitrators. If such arbitrators shall determine that any part of the Indemnification Escrow is to be delivered to an Indemnitee or is to be set aside in a reserve for any unliquidated claim, the Escrow Agent shall promptly following receipt of a copy of such determination establish such reserve or deliver to such Indemnitee the lesser of (i) the amount of the claim or claims as awarded to the Indemnitee to be satisfied, subject to the limitation set forth in subparagraph (d) above, or (ii) the excess of seven and one-half percent (7.5%) of the Purchase Price over all amounts previously disbursed (or currently reserved) in respect of Losses (other than (x) Indemnitee’s reasonable legal fees and expenses and (y) Losses caused by a breach or nonfulfillment by Beech of any of its covenants, agreements, obligations, representations or warranties set forth in Sections 3.2, 5.2, 6.1(b), 6.1(c)(i)-(vii), 6.1(c)(ix), 6.3 or 6.9). Any disputed amounts not awarded to the Indemnitee shall promptly be transferred to the unreserved portion of the Indemnification Escrow. Buyer and the Representative shall each bear their respective costs and expenses of any such arbitration.

        (f) On the Termination Date, the Escrow Agent shall distribute to the Stockholders on a proportional basis consistent with Section 3.1 all remaining amounts in the Indemnification Escrow, less an amount equal to the dollar amount of all claims pursuant to subparagraph (d) above that are still in process of resolution pursuant to subparagraph (d) above. No new claims may be brought under this Section 10.1 after the Termination Date with respect to representations and warranties to be made on or prior to the Closing Date hereunder or agreements to be performed prior to the Closing Date hereunder.

        (g) After the Termination Date, (i) as each matter referred to in subparagraph (e) above is resolved or otherwise concluded and (ii) as each undisputed unliquidated claim under subparagraph (b) above which remains unliquidated as of the Termination Date is liquidated, the Escrow Agent shall distribute to the Stockholders their respective share in the Indemnification Escrow then determined by the Escrow Agent to be free of any rights of any Indemnitee under subparagraphs (b) through (d) above, and, when all such matters are resolved and such claims are liquidated, the obligations under subparagraph (b) above shall terminate with respect to representations and warranties to be made on or prior to the Closing Date hereunder or agreements to be performed prior to the Closing Date hereunder. The Indemnification Escrow shall be terminated when all of the funds in the Indemnification Escrow shall have been disbursed in accordance with the provisions hereof and the Escrow Agreement.

        (h) As of the Effective Time of the Merger, the Stockholders shall, by virtue of the approval of this Agreement by the requisite vote of the Stockholders, be deemed, for themselves and their heirs and representatives and successors, to have constituted and appointed, effective from the Effective Time, Norman H. Werthwein, as their agent and attorney-in-fact (the “Representative”) to take all action required or permitted under the Indemnification Escrow as provided in the Escrow Agreement or herein with respect to the interests and rights of the Stockholders. In the event of the death, physical or mental incapacity or resignation of the Representative a replacement Representative shall be appointed as provided in the Escrow Agreement.

In taking any action whatsoever hereunder, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by them to be sufficient. The Representative may consult with counsel in connection with his duties hereunder and shall be fully protected in any act taken, suffered or permitted by him in good faith or in accordance with the advice of counsel. The Representative shall not be liable to the Stockholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Stockholders.

10.2 Indemnification by Buyer and the Surviving Corporation. Subject to Section 10.5(b), Buyer at all relevant times hereunder, and the Surviving Corporation, after the Closing Date, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Stockholders and their heirs and successors from and against, and shall compensate and reimburse the Stockholders for, any Losses that are suffered or incurred by the Stockholders (regardless of whether such Losses relate to any third-party claim), directly or indirectly arising or resulting from or connected with (a) any breach of any representation or warranty made by Buyer or Buyer Sub in this Agreement; or (b) any breach of any covenant, agreement or other obligation of Buyer or Buyer Sub contained in this Agreement.

10.3 Procedure. In the event that at any time or from time to time after the Effective Time a person indemnified under Section 10.1 or Section 10.2 (“Indemnified Party”) shall sustain a Loss, such Indemnified Party shall notify the party hereto obligated to provide such indemnification (the “Indemnitor”) of any such Loss so sustained. If Indemnitor is Buyer, Indemnitor shall within thirty (30) days after transmittal of such notice pay to such Indemnified

Party the amount of such Loss so sustained, subject to the right to contest any claim which has not yet resulted in a Loss, as herein provided. If Indemnitor is the Escrow Agent, payment shall be governed by the Escrow Agreement. The Indemnified Party shall promptly notify the Indemnitor of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnitor’s indemnification obligations would apply. The Buyer shall have a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Representative with counsel of the Buyer’s selection (who shall be approved by Representative, which approval shall not be unreasonably withheld); provided that the Representative shall at all times also have the right to fully participate in the defense at its own expense. If the Buyer shall, within a reasonable time after said notice, fail to defend, the Representative shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of Indemnitor. Neither the Indemnitor nor the Indemnified Party shall compromise or settle the claim or other matter without the prior written consent of the other. If the claim is one that cannot by its nature be defended solely by the Buyer, the Representative shall make available all information and assistance that the Buyer may reasonably request; provided that any associated expenses shall be payable out of the Indemnification Escrow.

10.4 Contest; Challenge. If Indemnitor contests or challenges any claim or action asserted against Indemnified Party referred to in this Article, it shall do so at its own cost and expense, holding Indemnified Party harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold Indemnified Party’s business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

10.5 Sole Remedy.

        (a) Other than rights to equitable relief or claims for fraud, to the extent available under applicable law or under applicable securities laws, the sole remedy available to any Indemnitee or other person for breaches of this Agreement or any other agreement or transaction contemplated hereby shall be limited to the rights set forth in this Article X. The maximum aggregate amounts payable by the Stockholders to any and all of the Indemnitees for any and all Losses arising out of, or in connection with, this Agreement, any agreement contemplated hereby, any certificate, any other document delivered, or any of the transactions contemplated hereby, are the amounts specified as limitations in Section 10.1 hereof. In no event will any other person except the named Indemnitees have any rights to any payments whatsoever.

        (b) Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability of the Buyer, Buyer Sub and the Surviving Corporation, in the aggregate for any and all Losses under the Agreement (other than the obligation to pay the Purchase Price due at Closing hereunder) shall not exceed seven and one-half percent (7.5%) of the Purchase Price, and (ii) Buyer shall not be liable under Section 10.2 or otherwise unless and until the Losses for which it would otherwise be liable exceed One Million Dollars ($1,000,000), at which point Buyer shall become liable for the aggregate amount of Losses in excess of One Million Dollars ($1,000,000).

ARTICLE XI

GENERAL PROVISIONS

11.1 Brokers. Beech represents and warrants to the other Companies that, except for Beech’s financial advisor, UBS Securities LLC, no broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Beech or any of its subsidiaries, and Beech further covenants and agrees that (a) any brokerage, finder’s or other fees or commissions due to UBS Securities LLC in connection with the Merger or the transactions contemplated by this Agreement shall be payable solely by the Stockholders out of their respective shares of the Purchase Price if not paid in full by Beech or such Stockholders at the Closing, and (b) neither Buyer nor the Surviving Corporation shall be liable for any such brokerage, finder’s or other fee or commission due to UBS Securities LLC in connection with the Merger or the transactions contemplated by this Agreement. Buyer represents and warrants to the other Companies that no broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Beech, to:

Beech Street Corporation

25500 Commercentre Drive

Lake Forest, CA 92630

Attn: William E. Hale,

President and Chief Executive Officer

(b)	with a copy to:

Morrison & Foerster

19900 MacArthur Boulevard, Suite 1200

Irvine, California 92612

Attn: Tamara P. Tate, Esq.

(c)	If to Buyer or Buyer Sub, to:

Concentra Operating Corporation

5080 Spectrum Drive

Suite 1200, West Tower

Addison, Texas 75001

Attn: General Counsel

with a copy to:

Vinson & Elkins LLP

3700 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201-2975

Attn: Jeffrey A. Chapman

11.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Entire Agreement; Assignment. This Agreement (including the schedules, exhibits, and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of law.

11.6 Parties in Interest. Except for Section 7.3 and Article X hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

11.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11.9 Investigation. The respective representations and warranties of Buyer or Beech contained herein or in the certificates or other documents delivered prior to the Effective Time shall not be deemed waived or otherwise affected by any investigation made by the other.

11.10 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any Company, the written consent of the chief executive officer of a Company shall be sufficient to constitute such consent.

11.11 Post-Closing. Promptly after the Closing, Buyer shall enter into an agreement with Mulberry Street Investment Company pursuant to which, for a period of two (2) years after the Closing, Buyer shall pay Mulberry Street Investment Company Twenty Thousand Dollars ($20,000) per month to defray certain operating expenses associated with Mulberry Street Investment Company’s Macon, Georgia location.

IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CONCENTRA OPERATING CORPORATION, a Nevada corporation

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Executive Vice President

ISLAND ACQUISITION CORP., a Delaware corporation

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Executive Vice President

BEECH STREET CORPORATION, a Delaware corporation

By:	/s/ William E. Hale
Name:	William E. Hale
Title:	President and CEO

EXHIBIT A

ESCROW AGREEMENT